Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164485 and 333-178930 on Form S-3 and Registration Statement Nos. 333-159088, 333-168671, 333-172848, 333-178931, 333-150606, 333-143320 and 333-138969 on Form S-8, of our report dated March 15, 2012, relating to the consolidated financial statements of Hansen Medical, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method for recognizing revenue for multiple element arrangements) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

San Francisco, California

March 15, 2012